Exhibit 99.1

NEWS RELEASE

Corporate Contact	Investor Relations

MTS Medication Technologies, Inc.	Porter, LeVay & Rose, Inc.
Michael P. Conroy, CFO	Michael Porter, Investor Relations
Phone: 727-576-6311, Ext. 464	Phone: 212-564-4700
Fax: 727-579-8067	Fax: 212-244-3075
ir@mts-mt.com	plrmail@plrinvest.com

MTS Medication Technologies, Inc. Announces Second Quarter and Six-Month Financial Results

ST. PETERSBURG, Fla. – (November 3, 2008) – MTS Medication Technologies, Inc. (NasdaqCM:MTSI), an international provider of medication adherence packaging systems, today announced its financial results for its second quarter and six months ended September 30, 2008.

Second Quarter

Net sales for the second quarter increased 46.6% to $20.7 million from $14.1 million in the prior year’s second quarter. Net income was $555,000, or $0.08 per diluted common share, compared with $775,000, or $0.12 per diluted common share, in the prior year’s second quarter. Net sales associated with consumables in the U.S. long-term care market increased approximately 5%. Net sales through European operations increased 15%.

Gross margin for the second quarter was 32.2% compared with 41.4% in the prior year’s second quarter. The decrease in gross profit margin percentage was due primarily to the difference in gross margins between OnDemand® machines and that of consumables and pre-pack machines.

Approximately $5.1 million of revenue was recorded during this quarter as a result of acceptance of 9 OnDemand machines related to the agreement with Omnicare. The gross margin realized on these machines is significantly lower than that of consumables and pre-pack machines. In addition, the strengthening of the U.S. dollar has resulted in lower operating margins in Europe.

SG&A expenses for the second quarter were $4.9 million, or 23.5% of revenue, compared with $3.8 million, or 26.8% of revenue, in the prior year’s second quarter. The increase in SG&A expenses was primarily due to increased costs associated with installation and support of OnDemand machines, costs associated with European operations, increased research and development expenses and increased employee benefit costs related primarily to the Company’s self insured health plan medical claims.

Operating profit for the second quarter was $1,006,000, or 4.9% of net sales, compared with $1,456,000, or 10.3% of net sales, in the prior year’s second quarter. Lower operating profit results from higher SG&A and depreciation expense.

Segment Reporting

Consumables

	Three Months Ended September 30,

	2008	2007

	(In Thousands)

Net Sales	$13,738	$12,877
Gross Margin	41.3%	44.4%
Operating Income	$1,767	$2,316
Operating Margin	12.9%	18.0%

Net sales for consumables in the second quarter increased $861,000, or 6.7%, primarily due to growth in the U.S. long-term care market of approximately 5.3% and growth in the European markets of approximately 15.1%. The growth in the U.S. is primarily attributable to new sales to pharmacies servicing nursing home and assisted living facilities as well as an increase in the number of long-term care customers served. The European growth is primarily the result of increased penetration of both community and nursing home markets.

Operating margins declined in the second quarter primarily due to (a) increases in raw material costs compared to the previous year; (b) higher employee benefit costs related to self insured medical claims; (c) higher depreciation expense related to new assets acquired in this segment and (d) foreign currently fluctuations.

Packaging Automation

	Three Months Ended September 30,

	2008	2007

	(In Thousands)

Net Sales	$6,897	$1,174
Gross Margin	13.8%	8.2%
Operating Income	$(156)	$(545)
Operating Margin	(2.3)%	(46.4)%

Net sales for packaging automation in the second quarter increased $5.7 million, or 487.5%, as a result of an agreement entered into with MTS' largest customer for the sale of 24 OnDemand machines. During the second quarter, MTS recorded $5.1 million of revenue associated with nine machines that were accepted by the customer.

Operating margin during the second quarter improved over the prior year as a result of the realization of additional gross profit on increased net sales, which offset a portion of the indirect costs attributed to this segment.

Medication Administration Systems

	Three Months Ended September 30,

	2008	2007

	(In Thousands)

Net Sales	$67	$67
Gross Margin	47.7%	16.5%
Operating Income	$(426)	$(240)
Operating Margin	(635.8)%	(358.2)%

Net sales for medication administration systems in the second quarter consisted of MedLocker® installations.

Operating loss this quarter increased over the prior year because of increased R&D expenditures and the new personnel added to support the MedTimes beta site and product development.

Six Months

Net sales for the six months increased 38.5% to $40.1 million from $28.9 million in the prior year. Net income was $929,000, or $0.14 per diluted common share, compared with $1,308,000, or $0.19 per diluted common share, in the prior year. Net sales associated with consumables in the U.S. long-term care market increased approximately 6%. Net sales through European operations increased approximately 23%.

Gross margin for the six months was 31.7% compared with 39.1% in the prior year. The decrease in gross profit margin percentage was due primarily to the difference in gross margins between OnDemand machines and those of consumables and pre-pack machines. Approximately $9.2 million of revenue was recorded during this quarter as a result of the installation and acceptance of 16 OnDemand machines related to the agreement with Omnicare.

SG&A expenses for the six months were $9.4 million, or 23.4% of revenue, compared with $7.6 million, or 26.3% of revenue, in the prior year. The increase in SG&A expenses was primarily due to increased costs associated with installation and support of OnDemand machines, costs associated with European operations, increased research and development expenses and increased auditing and employee benefit costs.

Operating profit for the six months was $1,719,000, or 4.3% of net sales, compared with $2,499,000, or 8.6% of net sales, in the prior year's second quarter. Lower operating profit results from higher SG&A and depreciation expense.

Segment Reporting

Consumables

	Six Months Ended September 30,

	2008	2007

	(In Thousands)

Net Sales	$26,831	$24,665
Gross Margin	40.3%	43.5%
Operating Income	$3,382	$4,428
Operating Margin	12.6%	18.0%

Net sales for consumables in the six months increased $2.2 million, or 8.8%, primarily due to growth in the U.S. long-term care market of approximately 6.2% and growth in the European markets of approximately 22.5%. The growth in the U.S. is primarily attributable to new sales to pharmacies servicing nursing home and assisted living facilities. The European growth is primarily the result of increased penetration of both community and nursing home markets.

Operating margins declined in the six months primarily due to (a) higher freight costs that resulted from increased fuel surcharges and a higher percentage of products sold indirectly to end customers through wholesalers, which are shipped at MTS’ expense; (b) increases in raw material costs; (c) increased scrap rates experienced in the manufacturing process; (d) higher audit, tax and employee benefit costs; (e) higher depreciation expense related to new assets acquired in this segment and (f) foreign currency fluctuations.

Packaging Automation

	Six Months Ended September 30,

	2008	2007

	(In Thousands)

Net Sales	$13,087	$4,150
Gross Margin	14.0%	12.8%
Operating Income	$(402)	$(1,249)
Operating Margin	(3.1)%	(30.1)%

Net sales for packaging automation in the six months increased $8.9 million, or 215.3%, as a result of an agreement entered into with MTS’ largest customer for the sale of 24 OnDemand machines. During the six months, MTS recorded $9.2 million of revenue associated with 16 machines that were accepted by the customer.

Operating margin during the second quarter improved over the prior year as a result of the realization of additional gross profit on increased net sales, which offset a portion of the indirect costs attributed to this segment.

Medication Administration Systems

	Six Months Ended September 30,

	2008	2007

	(In Thousands)

Net Sales	$150	$123
Gross Margin	29.2%	9.9%
Operating Income	$(906)	$(485)
Operating Margin	(604.0)%	(394.3)%

Net sales for medication administration systems in the six months increased because the company sold and installed more MedLocker systems this year.

Operating loss this quarter increased over the prior year primarily because of increased R&D expenditures and the new personnel added to support the MedTimes® beta site and product development.

Operating income (loss), as presented above, is net sales less the cost of sales and other operating expenses that are directly identifiable to the respective segment or allocated on the basis of sales or manpower. Operating income (loss) is reconciled to earnings before income taxes in the Consolidated Financial Statements included in the Company's Form 10-Q filed with the SEC.

Todd Siegel, President and Chief Executive Officer, said, "Our consumable product segment continues to grow here in the U.S. and in Europe, and we saw some improvements in our margins in this segment during the second quarter compared to the first quarter. We expect continued improvement in margins for this segment during the second half of the fiscal year as we implement selected price increases and cost reduction measures in our manufacturing processes. In addition, we anticipate the cost of plastic to come down as a result of lower oil prices."

"We have now installed 13 OnDemand Express II™ machines and 8 AccuFlex® machines that were sold to Omnicare. Ten Express IIs and seven AccuFlex machines have now been accepted. We believe the balance of the machines will be installed and accepted by the end of our fiscal year."

"Our European operations have continued to post strong growth, but have been affected by the weaker European currencies versus the U.S. dollar. We have made significant progress in introducing our OnDemand Multi-Med automation in both the U.K. and Germany and are working closely with one of the largest pharmacies in the U.K. to pilot a central fulfillment model and enhance its use of Multi-Med automated packaging systems."

Siegel continued, "Our medication administration segment continues to use capital as we complete the updates to the MedTimes hardware and pursue discussions with pilot sites for the controlled release of the product. We anticipate that we will have our controlled release pilot customers in place by our fourth quarter and will be prepared to validate our business model and justify a transition to general release next fiscal year beginning April 1, 2009. We realize that the ongoing costs of achieving positive operating results are significant, and we are reviewing our expenditures in this area very carefully. In addition, improvements to MedLocker have already been incorporated into the next units to be delivered, and the opportunity to reduce costs through larger volume purchases is expected to provide us with the potential to reduce the price point and expand the sales of MedLocker to both existing and new customers."

"While we review all the initiatives that the company is working on, we are also cognizant of our need to be good stewards of capital. In times of economic challenge and the tightening of capital markets, we believe it is prudent to review our business from several perspectives."

"First, our sales and marketing staff have had and continue to have discussions with our customers to determine what, if any, impact the current economic conditions are having on their businesses. Responses currently suggest that our customers generally remain positive about their ability to receive payment from third parties, primarily on drug reimbursements, which is the largest aspect of their business. The indications are that our customers' cash flow has actually improved with the implementation of Medicare Part D. This may also be reflected in the reduction of our accounts receivable days over the past 12 months, showing our customers' ability to pay for their goods and services in a timely manner, with bad debt remaining low. This leads us to believe that our customers, as are many other business owners, are reacting more to the uncertainties of these times rather than to any actual limitations or tightening of the credit market."

"This means our consumable business is anticipated to continue to generate positive results and meet our expectations. It also means we must keep a watchful eye on our equipment sales. While we currently have a sufficient backlog of equipment orders for the balance of the fiscal year, we are mindful of the economic conditions and will be prepared for a potential slow down in equipment sales this spring if the economy does not stabilize soon. In the interim, we are looking at ways to control and eliminate non-critical expenses. We do not believe this is cause for alarm because we have seen these types of reactions before. When the Medicare Prospective Payment System was put in place, there was a significant reduction in the purchase of capital equipment for nearly a year. Although our consumable business remained strong, our capital equipment sales slowed. As soon as the Prospective Payment System was implemented and our customers realized their cash flow was sustainable, a rebound effect occurred and pent up demand for equipment created backorders."

Siegel concluded, "We believe our core business is fundamentally solid, and with careful evaluation of our expenditures on future initiatives, a watchful eye on the backlog of equipment sales and careful review and control of our expenses, we believe we will achieve desired results and be in a position to continue our growth to meet market demands while profitably growing our business."

Notice of Conference Call

Management of the Company will host a conference call today at 11 a.m. EDT. To access the conference call, please telephone 888-459-5609 and enter 71170518 for the conference ID number. A digital replay will be available and may be accessed by visiting the Company's web site at www.mts-mt.com.

About the Company

Founded in 1984, MTS Medication Technologies (www.mts-mt.com) is an international provider of medication adherence packaging systems designed to improve medication dispensing and administration. MTS manufactures automated packaging machines and related consumables for prescription medications and nutritional supplements. The Company serves approximately 8,000 pharmacies worldwide.

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions described above. Forward-looking statements may include, but are not limited to, projections of revenue, income or losses, the value of contracts, capital expenditures, plans for future operations, the elimination of losses under certain programs, financing needs or plans, compliance with financial covenants in loan agreements, plans for sale of assets or businesses, plans relating to products or services of the Company, assessments of materiality, predictions of future events and the effects of pending and possible litigation, as well as assumptions relating to the foregoing. In addition, when used in this discussion, the words "anticipates", "estimates", "expects", "intends", "believes", "plans" and variations thereof and similar expressions are intended to identify forward-looking statements. In particular, all statements regarding the continuing of any trend or expected sales are forward-looking statements, as is any statement regarding the potential growth of our core business and incremental revenue from our OnDemand, MedLocker and MedTimes products. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. Statements in the Press Release describe factors, among others, that could contribute to or cause such differences. Other factors that could contribute to or cause such differences include, but are not limited to, unanticipated increases in operating costs, changes in the United Kingdom or German healthcare regulatory system, labor disputes, customer rejection of any installed OnDemand machine, capital requirements, increases in borrowing costs, product demand, pricing, market acceptance, hurricanes, intellectual property rights and litigation ,foreign exchange rate risks, risks in product and technology development and other risk factors detailed in the Company's Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events.

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MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
In Thousands)

ASSETS

	September 30, 2008	March 31, 2008

	(Unaudited)

Current Assets:
Cash	$335	$662
Restricted Cash	–	158
Accounts Receivable, Net	8,763	8,213
Inventories, Net	13,226	14,504
Prepaids and Other	1,574	2,528
Deferred Tax Asset	495	495

Total Current Assets	24,393	26,560
Property and Equipment, Net	8,650	7,746
Goodwill	1,058	1,161
Other Intangible Assets, Net	673	783
Other Assets, Net	1,997	2,198

Total Assets	$36,771	$38,448

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts Payable and Accrued Liabilities	$8,267	$8,653
Current Maturities of Long-Term Debt	54	74
Current Maturities of Related Party Note Payable	–	106
Customer Deposits	2,388	4,123

Total Current Liabilities	10,709	12,956

Long-Term Debt, Less Current Maturities	11,341	11,691
Other Liabilities	829	834
Deferred Tax Liability	374	376

Total Liabilities	23,253	25,857

Stockholders' Equity:
Common Stock	64	64
Capital In Excess of Par Value	10,345	10,137
Accumulated Other Comprehensive Income	164	374
Retained Earnings	3,273	2,344
Treasury Stock	(328)	(328)

Total Stockholders' Equity	13,518	12,591

Total Liabilities and Stockholders' Equity	$36,771	$38,448

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands; Except Earnings Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,

	2008	2007	2008	2007

Net Sales	$20,702	$14,118	$40,068	$28,938

Costs and Expenses:
Cost of Sales	14,041	8,276	27,374	17,635
Selling, General and Administrative	4,863	3,783	9,388	7,604
Depreciation and Amortization	792	603	1,587	1,200

Total Costs and Expenses	19,696	12,662	38,349	26,439

Operating Profit	1,006	1,456	1,719	2,499

Interest Expense	138	166	264	317

Income Before Taxes	868	1,290	1,455	2,182

Income Tax Expense	313	515	526	874

Net Income	$555	$775	$929	$1,308

Net Income Per Basic Common Share	$0.09	$0.12	$0.14	$0.21

Net Income Per Diluted Common Share	$0.08	$0.12	$0.14	$0.19

Weighted Average Shares Outstanding - Basic	6,452	6,310	6,451	6,289

Weighted Average Shares Outstanding - Diluted	6,639	6,746	6,743	6,743